UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 19, 2013 (June 18, 2013)

American Realty Capital Trust IV, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-54947	32-0372241
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 18, 2013, American Realty Capital Trust IV, Inc. (the “Company”), through its operating partnership, entered into a credit agreement (the “Agreement”) with Regions Bank, JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Bank, National Association and RBS Citizens, N.A (collectively, the “Lenders”) relating to a $750.0 million credit facility.

The description of the Agreement set forth in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 18, 2013, the Company, through its operating partnership, entered into the Agreement, relating to a $750.0 million credit facility with the Lenders. The Agreement is in respect of $750.0 million of financing commitments made by the Lenders to the Company, as previously announced. Regions Bank will act as the Administrative Agent for the credit facility and J.P. Morgan Securities LLC will act as Joint Lead Arranger for the credit facility.

The credit facility contains a $300.0 million term loan facility and a $450.0 million revolving credit facility. The credit facility contains an “accordion” feature to allow the Company, under certain circumstances, to increase the aggregate commitments under the revolving credit facility up to $1.5 billion. Initially, loans under the credit facility will be priced at their applicable rate plus 1.60% - 2.20%, based on the Company’s current leverage. To the extent that the Company receives an investment grade credit rating as determined by a major credit rating agency, at the Company’s election, revolving loans under the credit facility will be priced at their applicable rate plus 0.90% - 1.75% and term loans will be priced at their applicable rate plus 1.15% - 2.00%, based upon the Company’s then-current investment grade credit rating. The Company may also make fixed rate borrowings under the credit facility.

The credit facility provides for monthly interest payments. If an event of default under the credit facility occurs and is continuing, the Administrative Agent under the credit facility, at the request of or with the consent of lenders holding at least a majority of the loans and commitments under the credit facility, has the right to terminate the commitments under the credit facility and to accelerate the payment of any unpaid principal amount of all outstanding loans, all interest accrued thereon and all other amounts owing or payable under the credit facility. The Company guarantees the obligations under the credit facility. The revolving credit facility will terminate on June 18, 2017, unless extended, and the term loan facility will terminate on June 18, 2018. The Company may prepay its borrowings under the credit facility and, to the extent that commitments are unused under the credit facility, the borrower will incur an unused fee. The Company is required to be in compliance with a property-related borrowing base as a condition to the borrowing of revolving loans and issuance of letters of credit under the credit facility.

Bank of America, N.A. is an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), the advisor engaged by the Company in May 2013 to provide strategic advisory services to the Company in connection with the Company’s evaluation of its strategic alternatives. Merrill Lynch will receive an advisory fee in connection with providing such services to the Company.

The description of the Agreement in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the Agreement which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

A press release announcing the Company’s entry, through its operating partnership, into the Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated June 19, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST IV, INC.

Date: June 19, 2013	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors